Exhibit 5.1

January 25, 2022

NexPoint Real Estate Finance, Inc.

300 Crescent Court

Suite 700

Dallas, Texas 75201

Re:

NexPoint Real Estate Finance, Inc., a Maryland corporation (the “Company”) — Issuance and sale of $35,000,000 aggregate principal amount of 5.75% Senior Notes due 2026 (the “Notes”) by the Company pursuant to a Registration Statement on Form S-3 (Registration No. 333-251854) originally filed with the United States Securities and Exchange Commission (the “Commission”) on December 31, 2020, as amended (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Notes under the Securities Act of 1933, as amended (the “Act”), under the Registration Statement. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.

the corporate charter of the Company (the “Charter”) represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on June 7, 2019, Articles of Amendment filed with the Department on June 20, 2019, Articles of Amendment filed with the Department on July 12, 2019, Articles of Amendment and Restatement filed with the Department on February 3, 2020, Articles Supplementary filed with the Department on July 20, 2020 and Articles Supplementary filed with the Department on March 31, 2021;

2.

the Bylaws of the Company, adopted on or as of June 10, 2019, the Amended and Restated Bylaws of the Company, adopted on or as of February 3, 2020, and the Amended and Restated Bylaws of the Company, adopted on or as of May 4, 2021 (collectively, the “Bylaws”);

3.	Written Consent of Sole Director in Lieu of Organization Meeting, dated as of June 10, 2019 (the “Organizational Resolutions”);

4.

resolutions adopted by the board of directors of the Company on or as of April 13, 2021, December 13, 2021 and January 17, 2022, which, among other things, authorized the issuance of the Notes (the “Directors’ Resolutions”);

BALLARD SPAHR LLP

NexPoint Real Estate Finance, Inc.

January 25, 2022

5.

the Indenture, dated as of April 13, 2021 (the “Base Indenture”), by and between the Company and UMB Bank, National Association (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of April 20, 2021, by and between the Company and the Trustee, establishing the form and terms of the Notes (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”);

6.	the global note, dated as of January 25, 2022, representing the Notes and registered in the name of Cede & Co., the nominee of The Depository Trust Company (the “Global Note”);

7.

a certificate of one or more officers of the Company, dated as of January 25, 2022 (the “Officers’ Certificate”), to the effect that, among other things, the copies of the Charter, the Bylaws, the Organizational Resolutions and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying as to the form, approval, execution and delivery of the Indenture and the Global Note;

8.	the Registration Statement and the related base prospectus and prospectus supplement included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

9.	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

10.	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any instrument, document or agreement is legally competent to do so;

(c)

all Documents submitted to us as originals are authentic; the form and content of all Documents submitted to us as unexecuted drafts do not, and will not, differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; all Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all representations, warranties, statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

BALLARD SPAHR LLP

NexPoint Real Estate Finance, Inc.

January 25, 2022

(d)	all certificates submitted to us, including but not limited to the Officers’ Certificate, are true, correct and complete both when made and as of the date hereof;

(e)	the Notes will be issued under, and subject to the terms of, the Indenture; and

(f)	the Notes will be issued in book-entry form, represented by the Global Note, and have been authenticated by the Trustee in accordance with and subject to the terms of the Indenture.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(i)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(ii)	The Company has the corporate power to create the obligation evidenced by the Notes.

(iii)	The Notes have been duly authorized for issuance by the Company.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the Notes, which is incorporated by reference in the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Notes. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP